Exhibit 99.1

  Ultralife Batteries to Hold Annual Meeting of Shareholders on June 9, 2005;
                    Investors Invited to Access Live Webcast

     NEWARK, N.Y.--(BUSINESS WIRE)--May 27, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) will hold its annual meeting of shareholders for the period ending December 31, 2004, at the Company's headquarters in Newark, New York on Thursday, June 9, 2005 at 10:30 a.m. Investors who are unable to attend in person are invited to view a live webcast of the meeting at the Investor Info section of Ultralife's web site at www.ultralifebatteries.com. A replay of the meeting will be available at Ultralife's web site on June 10.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.
     Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


     CONTACT: Ultralife Batteries, Inc.
              Robert Fishback, 315-332-7100
              bfishback@ulbi.com
              or
              Investor Relations Contact:
              Lippert/Heilshorn & Associates, Inc.
              Jody Burfening, 212-838-3777
              jburfening@lhai.com
              or
              Media Contact:
              Lippert/Heilshorn & Associates, Inc.
              Chenoa Taitt, 212-201-6635
              ctaitt@lhai.com